Exhibit 99.1

WARWICK VALLEY TELEPHONE COMPANY DECLARES
DIVIDEND

(Warwick, NY, August 30, 2007) The Board of Directors of the Warwick Valley Telephone Company (Nasdaq: WWVY) declared a regular quarterly dividend of $0.20 per share on the Company’s Common Shares. The dividend is payable on September 30, 2007 to shareholders of record as of September 20, 2007.

In addition, the Board of Directors declared the regular quarterly dividend of $1.25 per share on the outstanding 5,000 shares of the Company’s 5% Preferred Shares to be paid on September 30, 2007 to shareholders of record as of September 20, 2007.

Details about the Company’s turnaround plan of cost reduction and revenue improvement (which has resulted in a 95% increase in earnings in the 2nd quarter of 2007 as compared to 2nd quarter of 2006) can be found on our newly updated website at http://www.wvtc.com.  The site, which contains additional investor information, can also be monitored for news of upcoming product introductions and enhancements and information about our marketing initiatives.

Warwick Valley Telephone Company is a full service telecommunications company operating in southern Orange County, N.Y. and portions of northwestern N.J. Through its subsidiaries and affiliated companies, Warwick Valley Telephone Company offers local, long distance, Internet and Video Services.

Contact:	Warwick Valley Telephone Co. Duane W. Albro President & CEO (845) 986-2100